Exhibit 10.12
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made as of May 24 2010, between Zheng Hui Industry Corporation, a Nevada corporation, with the address of Daokou Industry Park, Yingli Town, Shouguang, Shandong P.R. China, 262717 (hereinafter referred to as “Employer” or “Company”) and Wu Yunqing, an individual residing at Apartment 46-3-102, No. 18 Yinhai Road, Shouguang City, Shandong province, China. (hereinafter referred to as “Employee”)

WHEREAS, Employer employs Employee as Vice President; and

WHEREAS, Employee is willing to act as the Vice President of Employer in the manner provided for herein, and to perform the duties of the Vice President upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows:

1.	Employment of Vice President.

Employer hereby employs Employee as Vice President. .

2. Term.

Subject to Section 9 below and further subject to Section 2(b) below, the term of this Agreement shall be three years effective from the date hereof through April 30, 2013.  During the term hereof, Employee shall devote substantially all of his business time and efforts to the Employer and its subsidiaries and affiliates.

3. Duties.

The Company shall employ the Employee as its Vice President. The Employee shall perform faithfully and loyally and to the best of the Employee’s abilities the duties assigned to the Employee hereunder and shall devote the Employee’s full business time, attention and effort to the affairs of the Company.

4. Compensation.

In exchange for Employee’s service, the Company shall provide him an annual salary payable at the rate of RMB 120,000 per annum, payable in accordance with the Company’s normal payroll practices.

5. Expenses.

Employee shall be reimbursed for all of his actual out-of-pocket expenses incurred in the performance of his duties hereunder, provided such expenses are acceptable to Employer, which approval shall not be unreasonably withheld, for business related travel and entertainment expenses, and that Employee shall submit to Employer reasonably detailed receipts with respect thereto.

6. Vacation.

Employee shall be entitled to receive two (2) weeks paid vacation time after each year of employment upon dates agreed upon by Employer. Upon separation of employment, for any reason, vacation time accrued and not used shall be paid at the salary rate of Employee in effect at the time of employment separation.

7. Confidentiality.

At no time shall Employee disclose to anyone any confidential or secret information (not already constituting information available to the public), including, but not limited to (a) internal affairs, financial information or proprietary business operations of Employer or (b) any trade secrets, new product developments, patents, programs or programming, especially unique processes or methods (‘Confidential Information”), whether prepared by the Employee or others. Upon the request of the Company, all Confidential Information, including all copies, documents, computers, devices or books containing Confidential Information  and all other property of the Company, shall be immediately returned to the Company.

8. Covenant Not to Compete.

Employee acknowledges and confirms that the Company is placing its confidence and trust in Employee. Accordingly, Employee covenants and agrees that he will not, during the term of his employment, and for a period of one (1) year after the termination of employment for any reason, either directly or indirectly, engage in any business, either directly or indirectly (whether as a creditor, guarantor, financial backer, stockholder, director, officer, consultant, advisor, employee, member, inventor, producer, or otherwise), with or for any company, enterprise, institution, organization or other legal entity (whether a sole proprietorship, a corporation, a partnership, a limited liability company, an association, or otherwise, and whether or not for profit), which is in competition with the Duck Business (as defined herein) of the Company. . As used in this Agreement, the term “Duck Business” shall mean duck feeding, duck breeding, duck feed production, duck slaughtering, cold storage, and sale of duck food.

During the term of his employment and for one (1) year period after the termination of  employment for any reason, the Employee will not interfere with any business relationship between the Employer and any of its customers, suppliers, distributors,  agents or brokers.

9. Termination.

a. Termination by Employer

(i) Employer may terminate this Agreement upon written notice for Cause. For purposes hereof, “Cause” shall mean (A) engaging by the Employee in conduct that constitutes activity in competition with Employer; (B) the conviction of Employee, for the commission of a felony; and/or (C) the habitual abuse of alcohol or controlled substances. Notwithstanding anything to the contrary in this Section 9(a) (i), Employer may not terminate Employee’s employment under this Agreement for Cause unless Employee shall have first received notice from the Board of Directors advising Employee of the specific acts or omissions alleged to constitute Cause, and such acts or omissions continue after Employee shall have had a reasonable opportunity (at least 10 days from the date Employee receives the notice from the Board) to correct the acts or omissions so complained of. In no event shall alleged incompetence of Employee in the performance of Employee’s duties be deemed grounds for termination for Cause.

(ii) Employer may terminate Employee’s employment under this Agreement if, as a result of any physical or mental disability, Employee fails or is unable to perform his duties under this Agreement for any consecutive period of 90 days during any twelve-month period.

b. Termination by Employee

(i) Employee shall have the right to terminate his employment under this Agreement upon 30 days notice to Employer given within 90 days following the occurrence of any of the following events (A) through (D) .

(A) Employer acts to materially reduce Employee’s duties and responsibilities hereunder. Employee’s duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that Employer is (or substantially all of its assets are) sold to, or is combined with, another entity, provided that Employee shall continue to have the same duties and responsibilities with respect to Employer’s interactive business, and Employee shall report directly to the chief executive officer and/or board of directors of the entity (or individual) that acquires Employer or its assets.

(B) A Material Reduction (as hereinafter defined) in Employee’s rate of base compensation, or Employee’s other benefits.  “Material Reduction” shall mean a ten percent (10%) differential;

(C) A failure by Employer to obtain the assumption of this Agreement by any successor;

(D) A material breach of this Agreement by Employer, which is not cured within thirty (30) days of written notice of such breach by Employer;

(ii) Anything herein to the contrary notwithstanding, Employee may terminate this Agreement upon thirty (30) days written notice.

c.  Severance     In the event of termination of employment by Employee pursuant to Sections 9(a) (ii) or  9(b),  Employee shall be entitled to receive from the Company an amount equal to (i) the lesser of (A) any amounts due under Section 4 until the end of the term of this Agreement or (B) the Employee’s salary payable under Section 4 for a period of one year after the date of termination and (ii) any compensation due for any accrued but unused vacation time as of the date of termination. Payments under this Section 9(c) shall be in full settlement of the Company’s obligations with respect to the termination of Employee.

10. Remedies.

a.     Any controversies between Employer and Employee involving the construction or application of any of the terms, provisions or conditions of this Agreement, save and except for any breaches arising out of Sections 7 and 8 hereof, shall on the written request of either party served on the other be submitted to arbitration. Such arbitration shall comply with and be governed by the rules of the American Arbitration Association. An arbitration demand must be made within one (1) year of the date on which the party demanding arbitration first had notice of the existence of the claim to be arbitrated, or the right to arbitration along with such claim shall be considered to have been waived. An arbitrator shall be selected according to the procedures of the American Arbitration Association. The cost of arbitration shall be born by the losing party or in such proportions as the arbitrator shall decide. The arbitrator shall have no authority to add to, subtract from or otherwise modify the provisions of this Agreement, or to award punitive damages to either party.

b.    The Employee acknowledges that if the Employee shall breach or threaten to breach any provision of subsections 10(a) through (c), the damages to the Employer may be substantial, although difficult to ascertain, and money damages will not afford the Employer an adequate remedy. Therefore, if the provisions of Sections 7 or 8 are violated, in whole or in part, the Employer shall be entitled to specific performance and injunctive relief, without prejudice to other remedies the Employer may have at law or in equity.

11. Attorneys Fees and Costs.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the . prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

12. Entire Agreement; Survival.

This Agreement, contains the entire agreement between the parties with respect to the transactions contemplated herein and supersedes, any prior agreement or understanding between Employer and Employee with respect to Employee’s employment by Employer. The unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision. This Agreement may not be amended except by an agreement in writing signed by the Employee and the Employer, or any waiver, change, discharge or modification as sought. Waiver of or failure to exercise any rights provided by this Agreement and in any respect shall not be deemed a waiver of any further or future rights.

The provisions of Sections 4, 7, 8, 9(a) (ii), 10, 11, 12, 14, 15, and 16 shall survive the termination of this Agreement.

13. Assignment.

This Agreement shall not be assigned to other parties by Employee.

14. Governing  Law.

This Agreement and all the amendments hereof, and waivers and consents with respect thereto shall be governed by the internal laws of the state of Nevada, without regard to the conflicts of laws principles thereof.

15. Notices.

All notices, responses, demands or other communications under this Agreement shall be in ‘writing and shall be deemed to have been given when

a. delivered by hand;

b. sent be telex or telefax, (with receipt confirmed), provided that a copy is mailed by registered or certified mail, return receipt requested; or

c. received by the addressee as sent be express delivery service (receipt requested) in each case to the appropriate addresses, telex numbers and telefax numbers as the party may designate to itself by notice to the other parties:
(i) if to the Employer: Daokou Industry Park, Yingli Town, Shouguang, Shandong P.R. China, 262717, Attention: Shan Jufeng
(ii) if to the Employee: Apartment 46-3-102, No. 18 Yinhai Road, Shouguang City, Shandong province, China.

16. Severability of Agreement.

Should any part of this Agreement for any reason be declared invalid by a court of competent jurisdiction, such decision shall not affect the validity of any remaining portion, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including any such part, parts or portions which may, for any reason, be hereafter declared invalid.

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IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day and year first above written.

Zheng Hui Industry Corporation

By:	/s/ Shan Junfeng
Name: Shan Junfeng
Title: Chairman and CEO

Employee:

By:	/s/ Wu Yunqing
Name: Wu Yunqing